 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2024

LXP INDUSTRIAL TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12386	13-3717318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 N. Flagler Drive, Suite 408, West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)

(212) 692-7200

(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of beneficial interest, par value $0.0001 per share, classified as Common Stock	LXP	New York Stock Exchange
6.50% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share	LXPPRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 - Other Information.

LXP Industrial Trust (“LXP”) is providing an operating and capital activity update in connection with its participation in the Jefferies Real Estate Conference in Miami on December 10-11, 2024.

In the fourth quarter of 2024 to date, LXP has completed new leases and lease extensions totaling approximately 0.5 million square feet, raising Cash Base Rents (as defined in Exhibit 99.1 to LXP’s Current Report on Form 8-K filed on November 6, 2024) by 28.9%. Leasing activity year-to-date has totaled approximately 4.0 million square feet with Cash Base Rents increasing by 37.6% (excluding tenant improvement reimbursements in one lease) on second generation leases.

With respect to development leasing, LXP and a prospective full building user have suspended discussions with respect to a lease of LXP’s 1.1 million square foot Ocala, Florida facility. LXP remains focused on leasing this facility and the remaining square footage in its development portfolio.

In November, subsequent to third quarter earnings, LXP acquired a property in Houston and two properties in Atlanta for an aggregate purchase price of approximately $124 million. As previously announced, LXP also acquired a property in Savannah for a purchase price of approximately $34 million in November.

In December, the tenant for the leased land owned by LXP in Phoenix, Arizona closed on the acquisition of the property under its purchase option for a purchase price of approximately $87 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 9th day of December, 2024.

LXP Industrial Trust

By:	/s/ Joseph S. Bonventre
Name:	Joseph S. Bonventre
Title:	Secretary